SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                          ----------------------------
                           THE SECURITIES ACT OF 1933
                           --------------------------


                              Gump & Company, Inc.
                              --------------------

             (Exact name of registrant as specified in its charter)

                 Delaware                                     75-2256798
        --------------------------                        ---------------
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation  or organization)                    Identification No.)

                    192 Searidge Court, Shell Beach, CA 93449
             ------------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                       Employee/Consultant Stock Plan 2002
                       -----------------------------------
                            (Full title of the plan)

           Mark A. DiSalvo, 192 Searidge Court, Shell Beach, CA 93449
           ----------------------------------------------------------

                     (Name and address of agent for service)

                                 (805) 773-5350
                                 ---------------
          (Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                       Proposed          maximum
Title of securities  Amount to be      maximum offering  aggregate offering   Amount of
to be registered     registered        price per share   price                registration fee
-------------------  ----------------  ----------------  -------------------  ----------------
Common Stock         600,000 Shares    $ .13(1)          $78,000              $21.00


(1) Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The fee is based upon the average of the closing bid and ask price of the common stock reported on the NASD Bulletin Board for April 19, 2002. Includes shares of common stock, and common stock underlying options, to be granted by determination of the Board.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          -------------------------------------------------------------


Item 1 - Plan Information
-------------------------

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of Gump & Company, Inc., a Delaware corporation (herein "Registrant" or "Company").

Item 2 - Registrant Information and Employee Plan Annual Information
--------------------------------------------------------------------

Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part  II  of  this  registration   statement,   and  that  these  documents  are
incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the President of the Company) and telephone number to which the request is to be directed is as follows: Mark A. DiSalvo, C.E.O., 192 Searidge Court, Shell Beach, CA 93449 Phone: 805-773-5350.


          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item 3 - Incorporation of Documents by Reference
------------------------------------------------

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

     (a) the Registrant's Form 10KSB for the fiscal year ended October 31, 2001;

     (b)  Form 10QSB for the quarter ended January 31, 2002;

     (c) all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant Annual Report document referred to in (a) immediately above.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 - Description of Securities
----------------------------------

DESCRIPTION OF CAPITAL STOCK

Capital Stock

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share.

Common  Stock

     General. We have 20,000,000 authorized shares of common stock, par value $.01 per share, 2,033,201 of which are issued and outstanding prior to this offering. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable. All shares which are the subject of this prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.

     Voting rights. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. Our board of directors is elected annually at each annual meeting of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent of our voting power can elect all of our directors.

     Dividend policy. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our board of directors out of the funds legally available to distribute dividends. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

     Miscellaneous rights and provisions. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution our holders of the equity after satisfaction of all liabilities.

     Shares eligible for future sale. Upon completion of this offering, we will have 2,033,201 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 2,633,201 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of Gump & Company, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with Gump & Company is defined as an "affiliate." All of the shares held by Mr. DiSalvo are deemed to be "restricted securities", as that term is defined in Rule 144 under the Securities Act.

     In general, under Rule 144, commencing 90 days after the date of this prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one per cent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     16,480 of the shares of stock presently owned by Mr. DiSalvo have been held at least one year and are eligible for resale under Rule 144. As of April 24, 2002, the balance of Mr. DiSalvo's shares will have been held for at least one year. Accordingly, commencing following the completion of the offering, all of Mr. DiSalvo's currently held shares will be eligible for resale under Rule 144 at the rates and subject to the conditions discussed above. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.

Preferred Stock

     The board of directors is authorized by our certificate of incorporation to issue up to an additional 2,000,000 shares of one or more series of preferred stock, par value $.01 per share. No shares of such preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such preferred stock; provided, that any issuance of serial preferred stock must be approved by a majority of our independent directors, who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel.

     Subject to approval by the independent directors, the board of directors may determine the voting rights, if any, of the series of preferred stock being issued, which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and to vote on specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of preferred stock may be entitled to receive preferential cash distributions fixed by the board of directors when creating the particular preferred stock series before the holders of the common stock are entitled to receive anything. Preferred stock authorized by the board of directors could be redeemable or convertible into shares of any other class or series of our stock.

     The issuance of preferred stock by the board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

                                 TRANSFER AGENT

     The transfer agent for the common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

Item 5 - Interests of Named Experts and Counsel
-----------------------------------------------

Not Applicable.

Item 6 - Indemnification of Directors and Officers
--------------------------------------------------

     The Company's Certificate of Incorporation provides that officers and directors shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty, to the extent provided by Delaware.

     Under Delaware law a corporation may indemnify, and the Company's Bylaws requires indemnification of, an officer or director if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, under Delaware law no indemnification shall be made in actions by or in the right of the corporation if such officer or director has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless the court orders otherwise. Under Delaware law, an officer or director that is successful in any action shall be indemnified. Also, any indemnification, unless ordered by the court, shall only be made if determined appropriate by the stockholders, or disinterested directors or, under certain circumstances, independent legal counsel. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

Item 7 - Exemption from Registration Claimed.
---------------------------------------------

Not Applicable.

Item 8 - Exhibits.
------------------

See - Exhibits and Exhibit Index below.

Item 9 - Undertakings.
----------------------

     a.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Sec.239.13 of this chapter) or Form S-8 (Sec.239.16b of this chapter) or Form F-3 (Sec.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shell Beach, California on April 22, 2002.


Gump & Company, Inc.

By:  /s/  Mark A. DiSalvo
   ----------------------
    Mark A. DiSalvo,
    Chief Executive Officer (Principal Executive Officer)
    Chief Financial Officer, Director
   (Principal Financial Officer and Director)

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                    EXHIBITS
                                       TO
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              GUMP & COMPANY, INC.
                              --------------------

                                  EXHIBIT INDEX
                                  -------------


No.     Description                             Document
-------------------------------------------------------------------------------

4.1    Articles of Incorporation*

4.2    Bylaws*

5.1    Opinion re:  Legality

24.1   Legal Consent
       (included in Exhibit 5)

24.2   Accountants Consent

10.1   Employee Consultant Stock
       Plan 2002

-------------------------------------------------------------------------------

* Incorporated by reference to the Company's SEC Files, No. 33-26616